Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 28, 2017, except with respect to our opinion on the consolidated financial statements insofar as it relates to the subsidiary guarantor information as described in Note U, which is as of July 6, 2017 relating to the financial statements and the effectiveness of internal control over financial reporting, which appear in ONEOK, Inc.’s Current Report on Form 8-K dated July 6, 2017. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Tulsa, OK

July 6, 2017